Exhibit 10.3

Service Agreement

This agreement (this “Agreement”) is effective as of 1 November 2021 (or the day after the Company becomes a subsidiary of Slinger Bag Inc).

BETWEEN:

Flixsense Pty Ltd (ABN 40 603 093 545) (the “Company”)

AND:

Shaik Jalaluddin an individual residing in Australia (the “Executive”)

A. The Company has offered to employ the Executive in the position of Managing Director of the Company.

B. The Company is a fully owned subsidiary of Slinger Bag Inc, a Nevada company (Slinger Bag).

C. The Company and the Executive wish to formally record the terms and conditions upon which the Executive will be hired by the Company and serve on the Slinger Bag’s strategic leadership team and Managing Director of the Company.

D. To the extent required by law, the Company recognizes the Executive’s unused leave entitlements and service accrued with the Company.

E. The Company and the Executive has agreed to the terms and conditions set forth in this Agreement, as evidenced by their respective execution hereof. For the avoidance of doubt, Slinger Bag has reviewed and agrees to the terms set forth in this Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES that, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

Article 1

DESCRIPTION OF POSITION, ROLE

1.1	Engagement of the Executive as Managing Director of the Company. Reporting directly to the Chief Executive Officer of Slinger Bag (the “CEO”) and / or Slinger Bag’s Board of Directors (the “Board”), the Executive will serve on a full time basis as the Managing Director of the Company.

(a)	The Executive will be based in Sydney, Australia and may be required to work at other locations as required by the Company (including where the Company acts on the direction of Slinger Bag) from time to time.

(b)	The Executive’s primary responsibilities include providing the strategic vision for the Company, implementing the appropriate company structure, defining the core business objectives, making major corporate decisions, directing and managing the overall operations and resources of the Company, acting as the main point of communication between the Board, CEO and corporate operations and being the public face of the Company, in each case subject to, and in accordance with, applicable laws and regulations.

(c)	The Executive will faithfully, honestly and diligently serve the Company and Slinger Bag, co-operate with the Company and Slinger Bag and utilize maximum professional skill and care to ensure that all services rendered hereunder are to the satisfaction of the Company and Slinger Bag, acting reasonably. The Executive will provide any other services not specifically mentioned herein, but, which by reason of the Executive’s capability, the Executive knows or ought to know to be necessary to ensure that the best interests of the Company and Slinger Bag are maintained at all times.

(d)	The Executive will assume, obey, implement and execute such duties, directions, responsibilities, procedures, policies and lawful orders as may be determined or given from time to time by the CEO and the Board of Slinger Bag. Any policy or procedure of the Company (or Slinger Bag) does not form part of this Agreement and may be varied or rescinded from time to time at the discretion of the Company and Slinger Bag.

(e)	The Executive will report the results of his duties hereunder to the CEO and / or the Board as it may request from time to time.

1.2	Entity: The Executive is employed by the Company, but to the extent requested by the CEO or the Board of Slinger Bag, the Executive will devote such of his time, skills, expertise and experience as is requested to all the Company’s group entities (currently Slinger Bag Inc, Slinger Bag Americas Inc, Slinger Bag Ltd (Israel), Slinger Bag Canada Inc, Slinger Bag International (UK) Inc), as well as any future acquisitions the Company or Slinger Bag may make or subsidiaries or affiliates the Company or Slinger Bag may establish (Group).

Article 2

COMPENSATION

2.1 Remuneration.

i.	Salary: The Executive shall be paid a “base salary” of the AUD $336,000.00 per annum. This, (together with any increases thereto as hereinafter provided) will be noted as “Base Salary”. The Base Salary shall be payable in accordance with the Company’s normal payroll procedures in effect from time to time. Any increase to the Base Salary must be approved by the Board of Slinger Bag. The Base Salary and other payments paid in relation to the Executive’s employment will be in satisfaction of all hours worked (whether during or outside business hours) and any entitlement under applicable legislation.

ii.	Vacation: The Executive shall be entitled to 4 weeks’ paid vacation on an annual basis and after 7 years’ service with the Company under this Agreement this will increase to 5 weeks. While Executive’s are strongly encouraged to take their full vacation entitlement within the calendar year, in circumstances where full entitlement is not used by end of fiscal year end (April 30th) of year following entitlement, any unused days shall – at Executive’s option- be either (a) carried forward to the following year, or (2) paid out in cash (at Executive’s prorated base salary) provided that the Executive will continue to have at least 4 weeks’ vacation leave accrued after the cash out. The Company may also direct the Executive to take vacation leave by providing one month’s notice.

iii.	Pension contribution: In addition to the Executive’s Base Salary, the Company will make the minimum level of superannuation contributions which the Company must make for the Executive so as not to be liable to pay a charge under applicable superannuation legislation.

2.2 Incentive Plans: The Executive will be entitled to participate in:

i.	Slinger Bag’s annual incentive plan at a 30% of Base Salary eligibility level. The plan has components of both company AND individual performance targets. The final payout may vary up or down based on the performance against targets, but at 100% achievement level, the Executive is eligible for a 30% performance bonus (which is inclusive of any superannuation contribution required to be made). Specific targets for the 2021-2022 plan (for year ending April 30, 2022) are being finalized, but the principles of the plan are targets each with a “floor, target, & ceiling parameter”. Payouts are calculated based on Base Salary at time of plan finalization and are inclusive of any superannuation contributions required to be made, with each component measured against audited year end results. In cases where the eligible Executive’s employment period is less than 52 weeks, bonus eligibility will be prorated on weeks of service with the Company divided by 52. The Executive will not receive any payment under this clause if, before the payment falls due, the Executive’s employment terminates for Serious Misconduct or for Cause, or the Executive resigns without Good Reason.

ii.	Slinger Bag equity & or share option plans. Executives are eligible to participate in any equity or option plan adopted for its directors, officers and / or Executives. Currently the only plan the Company has relating to equity/share option plan is an Incentive Stock Option Plan (“ISOP”). Parameters for the 2021-2022 ISOP are to be finalized in the coming months, but the program will be retroactive to the date of employment in terms of award grant for the 2021-2022 year (based on May 1, 2021-April 30, 2022 fiscal year). Subject to confirming this by email or otherwise in writing, the Company intends to award the Executive shares of its common stock or warrants in value equal to 50% of the Executive’s applicable Base Salary on an annual basis.

2.3 Other Remuneration:

i.	“Employer Benefit Plan”: The Executive shall be eligible to participate in standard executive benefit plans (for Australian based executives), such plan to include without limitation, group medical, prescription drug, dental & vision care, life and permanent disability insurance. As the Company currently does not have a plan in place, the Executive shall seek individual coverage for the above noted items and shall be re-imbursed by the Company for such costs up to a maximum cost of AUD$67,000.

ii.	Out of pocket expenses: Executive shall be re-imbursed for all reasonable business expenses incurred in connection with his duties to the company. This includes mobile phone costs, costs of home office, travel related expenses, or any other expense incurred on behalf of the Company.

ARTICLE 3

LIABILITY INSURANCE INDEMNIFICATION

3.1 Officers & Directors Insurance Indemnification: During the period of the Executive’s employment with the Company, and for a period of 7 years following the end of the employment, the Company will insure the Executive (including heirs, executors, and administrators) with coverage under a standard directors’ and officers’ liability insurance policy at the Company’s expense.

ARTICLE 4

CONFIDENTIALITY, Intellectual Property and moral rights

4.1 Maintenance of Confidential Information.

a)	The Executive acknowledges that, in the course of performing his obligations hereunder, the Executive may, either directly or indirectly, have access to and be entrusted with confidential information (whether oral, written, by inspection, by electronic or magnetic media, by visual observation or by any other means) relating to the Company, Slinger Bag and their respective affiliates, associates or customers (the “Confidential Information”).

b)	The Executive acknowledges that, the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Executive covenants and agrees that, as long as he works for the Company, the Executive will keep in strict confidence the Confidential Information and will not, without prior written consent of the Company, disclose, use or otherwise disseminate the Confidential Information, directly or indirectly, to any third party.

c)	The Executive agrees that, upon termination of his services for the Company (for whatever reason), he will immediately surrender to the Company or, at the Executive’s option, destroy all Confidential Information then in his possession or under his control. In the event that Executive destroys Confidential Information, the Executive shall promptly (and, in any event, within 10 days of termination) confirm such destruction to the Company in writing.

4.2 Exceptions. The general prohibition contained in Section 4.1 against the unauthorized disclosure, use or dissemination of the Confidential Information will not apply in respect of any Confidential Information that:

(a) is available to the public generally;

(b) becomes part of the public domain through no fault of the Executive;

(c) is already in the lawful possession of the Executive at the time of receipt of the Confidential Information and is not considered to be confidential while in the lawful possession of the Executive; or

(d) is compelled by applicable law or regulation to be disclosed, provided that the Executive gives the Company prompt written notice of such requirement prior to such disclosure and provides commercially reasonable assistance at the request and expense of the Company, in obtaining an order protecting the Confidential Information from public disclosure.

4.3 Intellectual Property Rights and Moral Rights.

The Executive:

a)	presently assigns to the Company all existing and future Intellectual Property Rights;

b)	acknowledges that by virtue of this clause 4 all such existing Intellectual Property Rights are vested in the Company and, on their creation, all such future Intellectual Property Rights will vest in the Company;

c)	acknowledges that the Executive may have Moral Rights in respect of Intellectual Property Rights;

d)	in so far as the Executive is able, waives the Executive’s Moral Rights in respect of Intellectual Property Rights; and

e)	voluntarily and unconditionally consents to all or any acts or omissions by the Company or its successors or assignees, or persons authorised by the Company, which would otherwise infringe the Executive’s Moral Rights in respect of any Intellectual Property Rights.

4.4 Disclosure of Intellectual Property Rights

The Executive must disclose to the Company everything in which Intellectual Property Rights may subsist.

4.5 Further assurances

The Executive must do all things reasonably requested by the Company to enable the Company to exploit and further assure the rights assigned, and consents given, under clause 4.3.

For the purposes of this clause 4:

Intellectual Property Rights means all intellectual property rights:

(a)	patents, inventions and discoveries, copyright, rights in circuit layouts, plant breeder’s rights, designs, trade marks, trade secrets, know-how, the right to have confidential information kept confidential and all other intellectual property as defined in article 2 of the convention establishing the World Intellectual Property Organisation 1967 (whether registered or unregistered); and

(b)	any application or right to apply for registration of any of those rights,

created or generated by the Executive (whether alone or with any other persons) in the course of, in connection with or arising out of the Executive’s employment with the Company including Intellectual Property Rights created:

(c)	before this Agreement is signed; and/or

(d)	using the property (including other intellectual property), resources or Confidential Information of any member of the Group.

Moral Rights means the following rights in respect of any Intellectual Property Rights:

(a)	the right of integrity of authorship (that is, not to have a work subjected to derogatory treatment);

(b)	the right of attribution of authorship of a work; and

(c)	the right not to have authorship of a work falsely attributed

(which are rights created by the Copyright Act 1968 (Cth)), and any other similar right capable of protection under the laws of any relevant jurisdiction.

ARTICLE 5

termination

5.1 Termination of Employment. The Executive’s employment may be terminated only as follows:

(a)	Termination by the Company

(i)	For Serious Misconduct: The Company may terminate the Executive’s employment immediately without notice for Serious Misconduct.

(ii)	For Cause: The Company may terminate the Executive’s employment immediately on 30 days’ written notice for Cause.

(iii)	Without Cause: The Company may terminate Executive’s employment at any time by giving Executive 180 days prior written notice of the termination. In such a case, 100% of the Executive’s unvested stock and option compensation of any nature under clause 2.2(ii) will vest without any further action required on the part of the Executive or the Company and the Company will, or will procure to, deliver to the order of the Executive promptly, upon receipt of a written demand of the Executive, such shares of common stock or options at its sole expense as become due to Executive hereunder. The Executive’s right to receive compensation whether in cash or securities shall survive any termination of this Agreement Without Cause.

(b)	Termination by the Executive

(i)	For Good Reason. The Executive may terminate the Executive’s employment with the Company without notice for Good Reason.

(ii)	Without Good Reason. The Executive may voluntarily terminate his employment with the Company at any time by giving the Company 180 days prior written notice of the termination.

(c)	Termination Upon Death or Disability

(i)	Death. The Executive’s employment shall terminate upon the Executive’s death.

(ii)	Disability. The Company may terminate the Executive’s employment on 30 days’ written notice if the Executive is totally and permanently unable to perform the inherent requirements of the position.

(d)	For the purpose of this clause 5, “Cause” means:

(i)	Breach of Agreement. Executive’s material breach of Executive’s obligations of this Agreement, not cured after 30 days’ notice from the Company.

(ii)	Gross Negligence. Executive’s gross negligence in the performance of Executive’s duties.

(e)	For the purpose of this clause 5, “Good Reason” means:

(i)	Breach of Agreement. The Company’s material breach of this Agreement, which breach has not been cured by the Company within 30 days after receipt of written notice specifying, in reasonable detail, the nature of such breach or failure from Executive. For the avoidance of doubt, a material breach will be a breach of clause 10.

(ii)	Non-Payment. The failure of the Company to pay any amount due to the Executive hereunder, which failure persists for 30 days after written notice of such failure has been received by the Company.

(iii)	Change of Responsibilities/Compensation. Any material reduction in the Executive’s title or a material reduction in Executive’s duties or responsibilities or any material adverse change in Executive’s Base Salary or any material adverse change in Executive’s benefits.

(iv)	Change of Location. Any relocation of the premises at which Executive works to a location more than 50 miles from such location, without Executive’s consent.

(f)	For the purpose of this clause 5, “Serious Misconduct” means the Executive:

(i)	disobeys a lawful direction of the Company;

(ii)	is involved in serious misconduct including (without limitation): willful or deliberate behaviour that is inconsistent with the continuation of this Agreement; conduct that causes imminent or serious risk to the reputation or viability of the Company’s business; or conduct that causes imminent or serious risk to the health and safety of a person;

(iii)	in the course of his employment, engaging in theft, fraud or assault;

(iv)	breaches a material provision of this Agreement including clauses 1.1 (c), 1.1(d), 4.

(v)	engages in conduct which, in the Company’s opinion, could cause material damage to the profitability, viability, reputation or business interests of the Company or any member of the Group; or

(vi)	is convicted of or enters a plea of guilty to any crime involving, dishonesty, fraud or moral turpitude.

(g)	In circumstances of termination of the employment by either the Executive or the Company, the Company may, in its absolute discretion, elect to make a payment to the Executive equal to the Base Salary in lieu of any period of notice, or the untaken part of any period of notice. If the Company does so, the Executive’s employment terminates on the date the Company notifies the Executive of this election. Neither the Company, nor the Executive will be entitled to any notice or payment in excess of that specified in this clause 5.

(h)	Upon the termination (whether for serious misconduct, cause, total and permanent disablement, death, without cause, for good reason or without good reason), the Company shall pay to Executive within 30 days of the termination date (i) any accrued but unpaid Base Salary for services rendered as of the date of termination, (ii) (if applicable) any accrued but unpaid vacation pay, (iii) the business expenses reasonably incurred by the Executive up to the date of termination or resignation and properly reimbursable, and (iv) payment of any cash allowance for benefits, in each case less any applicable deductions or withholdings required by law.

5.2 Termination for Serious Misconduct or Cause

In the event that this Agreement and the Executive’s employment with the Company is terminated for Serious Misconduct or Cause, the Company shall provide the Executive written notice thereof and Executive shall be entitled only to the amounts specified in Section 5.1 plus all vested common or preferred shares and, if applicable options and warrants.

5.3 Termination without Cause

In the event this Agreement and the Executive’s employment with the Company is terminated by the Company without Cause (other than for death or total and permanent disablement), then in addition to the amounts specified in Section 5.1 and subject to the Executive’s execution and non-revocation of a separation agreement containing a general release and waiver of liability against the Company, Slinger Bag and anyone connected with them in a form acceptable to the Company, the Executive shall be entitled to receive, and the Company shall pay the Executive (less statutory deductions and withholdings) the equivalent of 6 months gross compensation as defined in clauses 2.1 and 2.3, plus any unpaid salary, bonuses, &/or eligible out of pocket costs. Such amount to be paid in full within 30 days of the termination date.

5.4 Suspension

The Company may suspend the Executive with pay while investigating any matter which the Company believes could lead to the Company exercising its rights under this clause or taking other disciplinary action.

5.5 Relief from duty and related matters

If the Company or Executive has given notice of termination or the Executive has been suspended under clause 5.4 the Company may, without limiting the Company’s rights, during part or all of the period of notice of termination or suspension:

(a)	require the Executive:

(i)	not to carry out any of the Executive’s duties;

(ii)	not to attend for work or the Company’s premises;

(iii)	not to access any of the Company’s or Slinger Bag’s computer systems;

(iv)	to perform duties which are different to those which the Executive had been required to perform, provided only that the Executive has the necessary skills and competence to perform the duties;

(v)	not to have any contact with any customers, suppliers or employees of the Company or Slinger Bag;

(vi)	to return any Company property to the Company;

(vii)	without limiting the Company’s rights and in accordance with law, to take annual leave or (if applicable) long service leave; or

(viii)	to resign all directorships held as a consequence of the employment (in which case clause 5.7(b) applies);

(b)	suspend or terminate the Executive’s access to the Company’s or Slinger Bag’s computer systems and premises; or

(c)	any combination of clause 5.5(a) or (b) above.

5.6 Replacement of Executive

If the Company or Executive has given notice of termination, the Company may, without limiting the Company’s rights, appoint a replacement to the Executive.

5.7 Resignation of directorship

On termination of the Executive’s employment:

(a)	the Executive will resign all directorships held as a consequence of the employment; and

(b)	the Executive irrevocably appoints the Company Secretary of the Company as their agent to execute any documents on the Executive’s behalf.

ARTICLE 6

RESTRAINT ON EXECUTIVE’S CONDUCT

6.1 Restraints

Except where the Executive resigns for Good Reason or is terminated without Cause:

a)	During the Restraint Period, the Executive must not Work for, or prepare to Work for, a Competitor within, or in respect of its business conducted within, the Restraint Area.

b)	During the Restraint Period, the Executive must not be Involved With, or prepare to be Involved With, a Competitor’s business conducted within the Restraint Area.

c)	During the Restraint Period, the Executive must not solicit, canvass, approach or accept any approach from any Customer with a view to obtaining their custom for a Competitor, where the custom is either:

(i)	from the Customer’s business conducted within the Restraint Area; or

(ii)	for the Competitor’s business conducted within the Restraint Area.

d)	During the Restraint Period, the Executive must not solicit, canvass, approach or accept any approach from any Supplier with a view to obtaining their supply to a Competitor, where the supply is either:

(i)	from the Supplier’s business conducted within the Restraint Area; or

(iii)	to the Competitor’s business conducted within the Restraint Area.

e)	During the Restraint Period, the Executive must not induce, assist in inducing, or assist any Group Employee who is based within the Restraint Area to leave their employment with a Group Member.

f)	During the Restraint Period, the Executive must not induce, assist in inducing or assist any Contractor who is based within the Restraint Area to cease to be engaged by a Group Member.

6.2 Evidence

The Company may require the Executive to provide evidence confirming to the satisfaction of the Company that he is not in breach of this clause 6.

6.3 Other members of the Group

The Company holds the benefit of this clause 6 on trust for the other members of the Group.

6.4 Acknowledgments

The Executive acknowledges that:

a)	each restriction specified in clauses 6.1(a), 6.1(b), 6.1(c), 6.1(d), 6.1(e), 6.1(f) is in the circumstances reasonable and necessary to protect the Company’s legitimate business interests, including, but not limited to, the Company’s interest in protecting:

(iv)	confidential information;

(v)	the Group’s relationships with Customers, Suppliers, Group Employees and Contractors; and

(vi)	the goodwill of the business; and

b)	damages are not an adequate remedy for a breach of this clause 6.

6.5 Survival

This clause 6 survives the termination of this Agreement.

6.6 Definitions

In this clause 6:

a)	Business means any business carried on by any Group Member in which the Executive worked at any time during the Relevant Time;

b)	Competitor means an actual or prospective competitor of a Business;

c)	Customer, Supplier, Group Employee and Contractor means any customer, supplier, employee or contractor (as the case may be) of any Group Member in any Business with whom the Executive worked or had dealings at any time during the Relevant Time;

d)	Group Member means any member of the Group (including the Company and Slinger Bag), provided it was also a Group Member at any time during the Relevant Time;

e)	Involved With means to participate, assist or otherwise be directly or indirectly involved including as a member, shareholder, unitholder, director, adviser, principal, agent, beneficiary, partner, associate, trustee or financier. However, it does not include:

(i)	to Work for; or

(vii)	to hold shares of up to 5% in a company listed on a recognised stock exchange;

f)	Relevant Time means the period of 12 months prior to either:

(ii)	the date of termination of the Executive’s employment; or

(iii)	the date from which direction under clause 5.4(a)(i), (ii) and (iv) of this Agreement applies,

whichever is the earlier;

g)	Restraint Area means Australia, New Zealand, United Kingdom, India and United States; and

h)	Restraint Period means the period:

(i)	starting on the date of termination of the Executive’s employment (as opposed to the date of giving notice of termination); and

(ii)	continuing for 12 months.

less any period to which a direction under clause 5.4(a)(i), (ii) and (iv) of this Agreement applies; and

i)	Work for means working for directly or indirectly and includes:

(i)	working as an employee; and

(viii)	working as a contractor (including through any of the Executive’s associated entities, as that term is defined in the Corporations Act 2001 (Cth)).

Article 7

Monitoring of Information Technology Notification and Policy

7.1 Notification of surveillance

The Company notifies the Executive that it carries out ongoing, intermittent surveillance of the use of computer systems and other electronic and communications systems by employees - including emails, internet and files (including files stored on employees’ work computer).

7.2 How surveillance is carried out

The surveillance is carried out by all means available to the Company which may include:

a)	accessing the Executive’s email account or emails;

b)	accessing files and other information contained on employees’ computers, storage devices or communications devices;

c)	accessing records of internet usage by employees (including sites and pages visited, files downloaded, video and audio files accessed and data input); and

d)	use of monitoring, logging and automatic alerting software and other specialised software.

7.3 Commencement of surveillance

The Executive agrees that this surveillance will commence on the date of commencement of their employment under this Agreement.

Article 8

Privacy

In signing this agreement, the Executive acknowledges and agrees that any member of the Group may, for any purpose relating to the Executive’s employment with the Company or for the reasonable business requirements of the Company or the Group:

a)	collect and use the Personal Information; and

b)	disclose the Personal Information, including to members of the Group outside of Australia, the Australian Taxation Office, superannuation fund trustees and administrators, insurers, medical or occupational practitioners, financial and legal advisers, potential purchasers in a sale of business and law enforcement bodies.

For the purpose of this clause 8:

Personal Information means personal information (including sensitive information) as those terms are defined in the Privacy Act 1988 (Cth) concerning the Executive.

Article 9

Mutual Representations

9.1 The Executive represents and warrants to the Company that the execution and delivery of this Agreement and the fulfillment of the terms hereof

(a) will not constitute a default under or conflict with any agreement or other instrument to which he is a party or by which he is bound; and

(b) do not require the consent of any person or entity.

9.2 The Company represents and warrants to the Executive that this Agreement has been duly authorized, executed and delivered by the Company and that the fulfillment of the terms hereof:

a)	will not constitute a default under or conflict with any agreement of other instrument to which it is a party or by which it is bound; and

b)	do not require the consent of any person of entity.

9.3 Each party hereto warrants and represents to the other that this Agreement constitutes the valid and binding obligation of such party enforceable against such party in accordance with its terms subject to applicable bankruptcy, insolvency, moratorium and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity (regardless if enforcement is sought in proceeding in equity or at law).

ARTICLE 10

notices

10.1 Notices. All notices required or allowed to be given under this Agreement must be made either personally by delivery to or by facsimile transmission to the address as hereinafter set forth or to such other address as may be designated from time to time by such party in writing:

(a) in the case of the Company, to:

Slinger Bag Inc. to be provided under separate cover within three days after the date hereof; in the event that Executive does not receive notice of address within such period, then Executive shall be entitled to send any notice to any email address of the Company known to Executive and the sending of any such notice shall constitute receipt of notice whether the Company receives such notice or not.

(b) and in the case of the Executive, to the Executive’s last residence address known to the Company or the Executive’s personal email address held by the company.

10.2 Change of Address. Any party may, from time to time, change its address for service hereunder by written notice to the other party in the manner aforesaid.

ARTICLE 11

GENERAL

11.1 Further Assurances. Each party hereto will promptly and duly execute and deliver to the other party such further documents and assurances and take such further action as such other party may from time to time reasonably request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights and remedies created or intended to be created hereby.

11.2 Waiver. No provision hereof will be deemed waived and no breach excused, unless such waiver or consent excusing the breach is made in writing and signed by the party to be charged with such waiver or consent. A waiver by a party of any provision of this Agreement will not be construed as a waiver of a further breach of the same provision.

11.3 Amendments in Writing. No amendment, modification or rescission of this Agreement will be effective unless set forth in writing and signed by the Executive, the CEO and the Chair of the Board.

11.4 Assignment. Except as herein expressly provided, the respective rights and obligations of the Executive and the Company under this Agreement will not be assignable by either party without the written consent of the other party and will, subject to the foregoing, inure to the benefit of and be binding upon the Executive and the Company and their permitted successors or assigns. Nothing herein expressed or implied is intended to confer on any person other than the parties hereto any rights, remedies, obligations or liabilities under or by reason of this Agreement. For the avoidance of doubt, it is agreed that in the event that the Company participates in a merger, acquisition, restructuring, reorganization or other transaction in which the Company is merged into, sold to or otherwise becomes part of or owned by another company or entity, this Agreement will remain in force and be binding on any such successor, surviving or acquiring company or entity.

11.5 Limitation on Damages. The Executive’s damages for breach of this agreement:

a)	are not available for personal illness or injury or non-pecuniary loss (including, but not limited to hurt, humiliation, distress and disappointment); and

b)	cannot exceed the loss which the Executive would have suffered if the Company had, instead of breaching the agreement, lawfully terminated the agreement at the earliest possible opportunity.

11.6 Severability. In the event that any provision contained in this Agreement is declared invalid, illegal or unenforceable by a court or other lawful authority of competent jurisdiction, such provision will be deemed not to affect or impair the validity or enforceability of any other provision of this Agreement, which will continue to have full force and effect.

11.7 Headings. The headings in this Agreement are inserted for convenience of reference only and will not affect the construction or interpretation of this Agreement.

11.8 Number and Gender. Wherever the singular or masculine or neuter is used in this Agreement, the same will be construed as meaning the plural or feminine or a body politic or corporate and vice versa where the context so requires.

11.9 Time. Time is of the essence in this Agreement.

11.10 Governing Law. This Agreement will be construed and interpreted in accordance with the laws of the State of New South Wales, Australia without reference to its conflicts of laws principles or the conflicts of laws principles of any other jurisdiction, and each of the parties hereto expressly attorns to the jurisdiction of the courts of the State of New South Wales. The sole and exclusive place of jurisdiction in any matter arising out of or in connection with this Agreement will be the applicable Australian Court..

11.11 Corporations Act 2001 (Cth). This Agreement, and the compensation and benefits agreed to be provided under the Agreement and that may be provided under any incentive plan that may apply to you from time to time, are made in part consideration of you agreeing to hold the position of Managing Director of the Company and, if requested, to hold one or more managerial or executive offices (as those terms are defined in the Corporations Act) in the Company or any member of the Group. If the Agreement provides for a payment or benefit that is greater than permitted under the Corporations Act without the need to obtain any form of shareholder approval, then the payment or benefit will be reduced to the greatest amount permitted without the need for such shareholder approval and there will be no obligation on the Company to seek shareholder approval.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date and year first above written.

Slinger Bag Inc.

Mike Ballardie
Title: Chief Executive Officer

Executed by Flixsense Pty Ltd in accordance with Section 127 of the Corporations Act 2001

Signature of director	Signature of director

Mike Ballardie	Shaik Jalaluddin
Name of director (print)	Name of director (print)

Signed by Shaik Jalaluddin in the presence of

Signature of witness	Shaik Jalaluddin

Name of witness (print)